Exhibit 10.48

                                SECOND AGREEMENT
                     MODIFYING TERMS OF SETTLEMENT AGREEMENT
                  AND AFFECTING REAL PROPERTY IN PIERCE COUNTY

     This Agreement is made and entered into this 20th day of February, 2001, by and between the Port of Tacoma, a Washington municipal corporation, hereinafter referred to as the "Port", and CMC Real Estate Corporation, a Wisconsin Corporation, Chicago Milwaukee Corporation, a Delaware Corporation, and CMC Heartland Partners, a Delaware General Partnership with Heartland Technology, Inc., a Delaware Corporation, and Heartland Partners, LP, a Delaware limited partnership, as its general partners, hereinafter collectively referred to as "CMC". The above are collectively referred to as the "parties".

     WHEREAS, the Port and CMC are parties to a Settlement Agreement entered into on October 1, 1998 with respect to a lawsuit filed by the Port against CMC in the United States District Court for the Western District of Washington at Tacoma under Case No. C91-5488 JKA, and modified by an Agreement Modifying Terms Of Settlement Agreement entered into by the parties on July 15, 1999 (the original Settlement Agreement and Agreement Modifying Terms of Settlement Agreement are hereinafter collectively referred to as "Settlement Agreement");

     WHEREAS, CMC has requested the Port to further modify the terms of the parties' Settlement Agreement to further extend the time for payment of the Settlement Amount; and

     WHEREAS, the Port is willing to accommodate CMC's request for modification of the Settlement Agreement upon certain terms and conditions as set forth in this Agreement, which terms and conditions are acceptable to and agreed to by CMC;

     NOW, THEREFORE, for and in consideration of the mutual promises and covenants set forth herein, the legal sufficiency of which is acknowledged, the parties agree as follows:

     1. The date through which the Port shall take no collection action with respect to the Settlement Amount is extended to December 31, 2001.

     2. The stay of the Lawsuit is extended through December 31, 2001.

     3. The date through which is Stipulated Judgment shall be held by counsel for the Port is extended to December 31, 2001 or the date of satisfaction or payment by CMC of the Settlement Amount together with all accrued interest, whichever occurs first.

     4. The extensions set forth above are subject to the following terms and conditions:
        a. CMC shall pay to Goodstein Law Group PLLC, attorneys for the Port in this matter, the attorney fees and costs incurred by the Port in connection with this further modification of the Settlement Agreement and the future performance thereof, such amounts to be paid within 30 days from the date of request for payment.
        b. The Court shall have agreed to extend the stay of the Lawsuit through December 31, 2001.
        c. Beginning on January 1, 2001, and continuing thereafter until the Settlement Amount is satisfied or paid in full, whichever occurs first, the unpaid balance of the Settlement Amount shall accrue interest at a rate equal to 1/2% over the prime rate as published in the Wall Street Journal. Interest payments shall be made quarterly on or before the last day of each quarter. The interest rate applicable during each quarter shall be determined as of the first day of such quarter, beginning with January 1, 2001.

        d. Upon any sale or other disposition of all or any part of the approximately 177 acres of real property, presently owned by CMC Heartland Partners IV, LLC, a Delaware limited liability company that is a wholly-owned subsidiary of CMC, located in Fife, Washington, the legal description of which is contained in Exhibit A hereto (referred to herein as the "Property"), prior to the Settlement Amount having been satisfied or paid in full, the Port shall be paid at the time of each such sale or disposition and from the proceeds of each such sale or disposition, or from other funds if the proceeds at the time of each such sale or disposition are insufficient to do so, an amount which bears the same proportion to the Settlement Amount as the number of acres sold in each such sale or disposition bears to the total acreage of the Property, until the Settlement Amount and all interest accrued thereon have been paid in full. The payment provisions of this sub-paragraph d. shall not apply to any sale or other disposition of the Property to CMC or any wholly-owned subsidiary of CMC, and shall also not apply to any sale or other disposition of the Property to any public entity other than pursuant to a condemnation or a sale or other disposition for cash and/or other real property. Until the Settlement Amount and all interest accrued thereon have been paid in full, CMC shall on the last day of each quarter deliver to the Port a certified statement signed by an officer of CMC, describing the status of the Property and all activity related to all pending or proposed sales or other dispositions of all or any part of the Property during that quarter. In addition, until the Settlement Amount and all interest accrued thereon have been paid in full, CMC shall instruct the escrow agent involved in any sale or other disposition of all or any part of the Property to deliver to the Port such information as may be requested by the Port regarding any such transaction, and to disburse to the Port the amounts required by this Agreement and otherwise close such transaction in accordance with the terms of this Agreement.

     5. Except as modified herein, all terms of the Settlement Agreement, including the definitions stated therein, shall remain the same and shall continue in full force and effect.

      DATED:  February 16th, 2001.       CMC Real Estate Corporation
                                         Chicago Milwaukee Corporation, and
                                         CMC Heartland Partners

                                         By: Richard P. Brandstatter
                                             -----------------------

STATE OF ILLINOIS
COUNTY OF COOK


      I certify that I know or have satisfactory evidence that Richard P. Brandstatter is the person who appeared before me, and said person acknowledged that s/he signed this instrument, on oath stated that s/he was authorized to execute the instrument and acknowledged it as the Vice President of the above companies to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

      DATED: February 16th, 2001.

                                         Jody Stachura
                                         -------------
                                         Printed Name: Jody Stachura
                                         Notary Public in and for the Sate
                                           of Illinois
                                         Residing at Cook, County, IL
                                         My appointment expires: 08/14/04


      DATED: February 20, 2001.

                                         PORT OF TACOMA

                                         By: Robert I. Goodstein
                                             -------------------

STATE OF Washington
COUNTY OF Pierce

     I  certify  that I know  or  have  satisfactory  evidence  that  Robert  I.
Goodstein is the person who appeared before me, and said person acknowledged that s/he signed this instrument, on oath stated that s/he was authorized to execute the instrument and acknowledged it as the General Counsel of the Port of Tacoma to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

      DATED: February 20, 2001.

                                        Ralph U. Klose
                                        --------------
                                        Printed Name: Ralph U. Klose
                                        Notary Public in and for the State of WA
                                        Residing at Tacoma, WA
                                        My appointment expires: 05/16/01


                                       5